As filed with the Securities and Exchange Commission on September 23, 1998
                                                              File No. 000-24083
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          AMERICAN QUANTUM CYCLES, INC.
               (Exact name of issuer as specified in its charter)

                    Florida                            59-2651232
      (State or other jurisdiction                  (I.R.S. Employer
      of incorporation or organization)            Identification No.)

                  731 Washburn Road
                  Melbourne, Florida                      32934
      (Address of principal executive offices)          (Zip Code)

                                ---------------

          AMERICAN QUANTUM CYCLES, INC. AMENDED 1997 STOCK OPTION PLAN
                            (Full title of the plan)

                                ---------------


                            Richard Hagen, President
                                731 Washburn Road
                            Melbourne, Florida 32934
                                 (407) 752-0008
                     (Name and address of agent for service)

                                    Copy to:

                              James Schneider, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                         Fort Lauderdale, Florida 33301
                                 (954) 763-1200
                                ----------------



                         CALCULATION OF REGISTRATION FEE
==================================================================================================================================
                                                              Proposed                  Proposed
                                                              Maximum                   Maximum
                                                              Offering                  Aggregate                  Amount of
Title of Securities        Amount to be                       Price per                 Offering                   Registration
 to be Registered          Registered(1)                      Share(1)                  Price(1)                   Fee (1)
==================================================================================================================================
Common Stock
($.001 par value)          3,000,000 shares                   $3.125                    $9,375,000                       $2,765
==================================================================================================================================


(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based upon the average of the bid and ask price ($3.125) for the Common Stock, $.001 per share (the "Common Stock") as reported by NASD Over the Counter Bulletin Board on September 17, 1998.

                          AMERICAN QUANTUM CYCLES, INC.

         CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K

                  Form S-8 Item Number
                      and Caption                             Caption in Prospectus
                  --------------------                        ---------------------

 1.      Forepart of Registration State-                      Facing Page of Registration
         ment and Outside Front Cover                         Statement and Cover Page of
         Page of Prospectus                                   Prospectus

 2.      Inside Front and Outside Back                        Inside Cover Page of Pros pectus
         Cover Pages of Prospectus                            and Outside Cover Page of
                                                              Prospectus

 3.      Summary Information, Risk Fac-                       Not Applicable
         tors and Ratio of Earnings to
         Fixed Charges

 4.      Use of Proceeds                                      Not Applicable

 5.      Determination of Offering Price                      Not Applicable

 6.      Dilution                                             Not Applicable

 7.      Selling Security Holders                             Not Applicable

 8.      Plan of Distribution                                 Cover Page of Prospectus and Sales by
                                                              Selling Security Holders

 9.      Description of Securities to be                      Description of Securities;
         Registered                                           American Quantum Cycles, Inc. Amended 1997
                                                              Stock Option Plan

10.      Interests of Named Experts and                       Legal Matters
         Counsel

11.      Material Changes                                     Not Applicable

12.      Incorporation of Certain Infor-                      Incorporation of Certain
         mation by Reference                                  Documents by Reference

13.      Disclosure of Commission Posi-                       Indemnification
         tion on Indemnification for
         Securities Act Liabilities

PROSPECTUS
                          AMERICAN QUANTUM CYCLES, INC.

                        3,000,000 Shares of Common Stock

                                ($.001 par value)

                             Issued Pursuant to the
          American Quantum Cycles, Inc. Amended 1997 Stock Option Plan

         This Prospectus is part of a Registration Statement which registers an aggregate of 3,000,000 shares of Common Stock, $.001 par value (such shares being collectively referred to as the "Shares") of American Quantum Cycles, Inc. (the "Company") which may be issued, as set forth herein, to officers, directors, key employees and consultants of the Company pursuant to the exercise of non-qualified or incentive stock options to purchase up to 3,000,000 shares of Common Stock under and in accordance with the American Quantum Cycles, Inc. Amended 1997 Stock Option Plan (the "Plan") (the Plan covers the issuance of up to 3,000,000 shares of Common Stock), and separate stock option agreements with employees, officers, directors and consultants (the "Option Agreements") (such options being collectively referred to as "Options"). All of the Options or Shares have been or will be granted or issued to such officers, directors, key employees and consultants pursuant to individual written option agreements. Such selling stockholders may sometimes hereafter be collectively referred to as the "Selling Security Holders." The Selling Security Holders may sell all or a portion of the Shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and that such shares will be sold at market prices prevailing at the time of such sales or at negotiated prices, and the Company will not receive any proceeds from such sales except upon exercise of the Options.

         No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the Shares issuable upon exercise of the Options or under the terms of the Agreements shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                                   ----------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------


         This Prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

               The date of this Prospectus is September 23, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. The Company's Common Stock is traded on the NASD Over the Counter Bulletin Board (OTCBB:AMQC) under the symbol "AMQC."

         The Company has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to an aggregate of 3,000,000 shares of the Company's Common Stock, issued or to be issued to officers, directors, key employees or consultants to the Company under the Plan, the Option Agreements or the Agreements, as the case may be. This Prospectus, which is Part I of the Registration Statement, omits certain information contained in the Registration Statement. For further information with respect to the Company and the shares of the Common Stock offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements in this Prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made, for a full statement of the provisions thereof. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office in Washington, D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

                  (a) The Registrant's Registration Statement filed on Form 10-SB, dated April 24, 1998, File No. 000-24083 April 24, 1998, effective June 23, 1998 and as may be amended from time to time.

                  (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended July 30, 1998 filed September 23, 1998.

                  (c) The Company's Annual Report on Form 10-KSB for the year ended April 30, 1998 filed September 23, 1998.

                  (d) The Description of the Common Stock of the Company which is contained in a Registration Statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All reports and documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, American Quantum Cycles, Inc., 731 Washburn Road, Melbourne, Florida 32934, Telephone
(407) 752-0008.

                                   THE COMPANY

HISTORY AND OVERVIEW

         American Quantum Cycles, Inc. (the "Company"), a development stage company, designs, manufactures, promotes, markets, distributes and sells American-made, high performance V-twin engine cruiser and touring style motorcycles. These motorcycle products include stock models, and motorcycles built to customer specified configurations. Utilizing its "just in time" approach (i.e. ordering parts on an as-needed basis to minimize inventory and work-in-progress costs, as well as the "build to order" production process) to manufacturing, the Company believes that it can manufacture a high quality product utilizing mass production. The Company believes that this approach is also advantageous for configure-to-order products, which in turn, will likely yield greater customer satisfaction and reduce the need for added cash flow. The Company also expects that its motorcycles will be lower in price compared to the other major source of high performance, customer specified motorcycles, which is small customization shops.

         The Company was originally incorporated as a Florida corporation on March 20, 1986 as "Norbern, Inc." and on May 8, 1997, the Company changed its name to "American Quantum Cycles, Inc." The Company had no operations prior to May 9, 1997, when it issued 2,414,285 shares of its common stock in exchange shares for management, equipment and other assets to enable the Company to manufacture, promote, distribute and sell American-made motorcycles, motorcycle parts and related products. The Company's fiscal year end is April 30. The Company's executive offices are located at 731 Washburn Road, Melbourne, Florida 32934 (Telephone No. (407) 752-0008; Facsimile No. (407) 752-0550).

MANUFACTURING

         The Company has manufactured 32 motorcycles since October 1997, 24 of which are sold, 6 are used for marketing purposes, and two are for engineering and regulatory testing. During the remainder of the calendar year 1998, the Company anticipates producing 300 additional motorcycles. This projection is based on a plan to ramp production through refinement of the assembly process and investing in jigs, fixtures and material handling equipment. The total monthly production is projected to increase from 30 motorcycles to 120 motorcycles in November. Production is projected to be increased to 188.

DISTRIBUTION AND SALES

         The Company's distribution channels will typically consist of independently-owned full-service dealerships to whom the Company will sell directly. The Company will also sell directly to consumers through various media including the Internet, but only in those geographic regions in which there are no authorized the Company dealerships. The Company anticipates that approximately 15% of its dealerships will sell the Company motorcycles exclusively. Additionally, all the Company dealers will carry the Company replacement parts and aftermarket accessories and perform servicing of the Company motorcycle products.

INTELLECTUAL PROPERTY RIGHTS

         The Company believes that it has the exclusive right to use the trademarks AMERICAN QUANTUM CYCLES, Q, Q2, and QX, along with certain related word and design trademarks in the United States and in certain foreign countries in connection with the manufacture and sale of motorcycles and related structural parts. In addition, the Company believes that it has the right to use certain of these marks on ancillary merchandise and apparel. The Company also believes that it has obtained common law rights through the use of these marks on its prototype motorcycles and ancillary merchandise and apparel that are independent of the United States Patent and Trademark Office ("PTO") registration process. In addition, the Company has filed for trademark protection for the marks "American Quantum Cycles(TM)", the "Q(TM)", "Q2(TM)" and "QX(TM)". In some instances, these rights may be dependent upon pending applications to register the marks in a foreign country. A failure to obtain such registrations could impair the Company's rights to use a mark in a particular country.

         The Company owns copyrights for its designs used as trademarks on documents generated in the course of its operations. The Company intends to register its copyrights, designs and promotional materials and other works with the U.S. Copyright Office as appropriate.

         The Company owns no patents directly, nor has it filed or been assigned any patent applications. The Company believes, however, that a number of elements of the Q-series of motorcycle design have the potential to receive patents. In the foreseeable future, the Company intends to file patent applications for certain of the patentable elements. The Company will also actively seek to license and/or purchase additional intellectual property rights to enhance the market competitiveness of its product line.

COMPETITION

         As of December 31, 1996, Harley-Davidson, Honda, Suzuki, Kawasaki, and Yamaha had the largest market share of the U.S. heavy motorcycle market. The Company's primary competitor in the U.S. heavyweight market is expected to be Harley-Davidson (which, in 1996, had a market share of 48% of new U.S. and 7% of the European heavyweight motorcycle registrations). The U.S. and worldwide motorcycle markets are highly competitive and all of the Company's existing major competitors have resources that are substantially greater than those of the Company, as well as larger overall sales volumes and are more diversified than the Company.

GOVERNMENT REGULATIONS

         Commercial sales of the Company's motorcycles depend upon compliance with certain government regulations and the Company is designing its motorcycles to comply with all such regulations. Both federal and state authorities have various environmental control requirements relating to air, water and noise pollution which affect the business and operations of the Company. In particular, the Company's motorcycles will be subject to the emissions and noise standards of the U.S. Environmental Protection Agency and the more stringent emissions standards of the State of California Air Resources Board ("CARB"). The Company has initiated the testing of its motorcycles in January, 1998 to meet the emission standards designated by the CARB. Preliminary results indicate that the Q2 and its associated 4-VALVE(R) engine will pass all CARB requirements. The Company's motorcycles also will be subject to the National Traffic and Motor Vehicle Safety Act and the rules promulgated thereunder by the National Highway Traffic Safety Administration. The Company has carried out an audit of the Q2 prototype design and has found that only a few minor changes are required for full compliance. These modifications are being incorporated into the engineering change releases which will be reflected in units produced in June 1998.

          AMERICAN QUANTUM CYCLES, INC. AMENDED 1997 STOCK OPTION PLAN

Introduction

         The following descriptions summarize certain provisions of the Plan and the form of agreements to be entered into by recipients of options thereunder. Such summaries do not purport to be complete and are qualified by reference to the full text of the Plan and form of agreement. A copy of the Plan is on file as an exhibit to the Registration Statement of which this Prospectus is a part. Each person receiving an option under the Plan should read the Plan and related option agreement in its entirety.

         The Company's 1997 Stock Option Plan was adopted by the Board of Directors and a majority of the shareholders of the outstanding common stock of the Company on June 15, 1997, effective as of that date. Under the Plan, the Company had reserved an aggregate of 500,000 shares of Common Stock for issuance pursuant to options granted under the Plan ("Plan Options"). On February 21 1998 the Board of Directors and a majority of the shareholders of the outstanding common stock of the Company approved an Amendment to the Plan to increase the number of shares of Common Stock reserved under the Plan to 3,000,000 shares of Common Stock for issuance pursuant to Plan Options.

         The purpose of the Plan is to encourage stock ownership by officers, directors, key employees and consultants of the Company, and to give such persons a greater personal interest in the success of the Company's business and an added incentive to continue to advance and contribute to the Company. The Board of Directors of the Company, or a committee designated thereunder, which currently oversees compensation matters, will administer the Plan including, without limitation, the selection of the persons who will be granted Plan Options under the Plan, the type of Plan Options to be granted, the number of shares subject to each Plan Option and the Plan Option price.

         Plan Options granted under the Plan may either be options qualifying as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not so qualify ("Non-Qualified Options"). In addition, the Plan also allows for the inclusion of a reload option provision ("Reload Option"), which permits an eligible person to pay the exercise price of the Plan Option with shares of Common Stock owned by the eligible person and receive a new Plan Option to purchase shares of Common Stock equal in number to the tendered shares. As discussed hereafter, any Incentive Option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of the outstanding Common Stock of the Company must not be less than 110% of such fair market value as determined on the date of the grant. The term of each Plan Option and the manner in which it may be exercised is determined by the Board of Directors or the Committee, provided that no Plan Option may be exercisable more than ten (10) years after the date of its grant and, in the case of an Incentive Option granted to an eligible employee owning more than 10% of the Common Stock, no more than five
(5) years after the date of the grant.

Eligibility

         Officers, directors, key employees and consultants of the Company and its subsidiaries are eligible to receive Non-Qualified Options under the Plan. Only officers and employees of the Company who are employed by the Company or by any subsidiary thereof are eligible to receive Incentive Options.

Administration

         The Plan will be administered by the Company's Board of Directors or an underlying committee (the "Committee"). The Board of Directors or the Committee determines from time to time those officers, directors, key employees and consultants of the Company or any of its subsidiaries to whom Plan Options are to be granted, the terms and provisions of the respective option agreements, the time or times at which such Plan Options shall be granted, the type of Plan Options to be granted, the dates such Plan Options become exercisable, the number of shares subject to each Plan Option, the purchase price of such shares and the form of payment of such purchase price. All other questions relating to the administration of the Plan, and the interpretation of the provisions thereof and of the related option agreements, are resolved by the Committee.

Shares Subject to Awards

         The Company has reserved 3,000,000 of its authorized but unissued shares of Common Stock or shares maintained in the treasury of the Company for issuance under the Plan, and a maximum of 3,000,000 shares may be issued thereunder unless the Plan is subsequently amended. In connection with the adoption and approval of the Plan, the Company's Board of Directors resolved that the aggregate number of total shares of the Company's Common Stock issuable under the Plan may not exceed 3,000,000 shares (subject to adjustment in the event of certain changes in the Company's capitalization) without further action by the Company's Board of Directors and shareholders, as required. Except for such limitation on the aggregate number of shares issuable under the Plan, there is no maximum or minimum number of shares of Common Stock as to which a Plan Option may be granted to any person. Shares used for Plan Options may be authorized and unissued shares or shares reacquired by the Company, including shares purchased in the open market. Shares covered by Plan Options which terminate unexercised will again become available for additional Plan Options, without decreasing the maximum number of shares issuable under the Plan, although such shares may also be used by the Company for other purposes.

         The Plan provides that, if the Company's outstanding shares are increased, decreased, exchanged or otherwise adjusted due to a share dividend, forward or reverse share split, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, an appropriate and proportionate adjustment shall be made in the number or kind of shares subject to the Plan or subject to unexercised Plan Options and in the purchase price per share under such Plan Options. Any adjustment, however, does not change the total purchase price payable for the shares subject to outstanding Plan Options. In the event of the proposed dissolution or liquidation of the Company, a proposed sale of all or substantially all of the assets of the Company, a merger or tender offer for the Company's shares of Common Stock, the Board of Directors may declare that each Option granted under this Plan shall terminate as of a date to be fixed by the Board of Directors; provided that not less than thirty
(30) days written notice of the date so fixed shall be given to each Eligible Person holding an Option, and each such Eligible Person shall have the right, during the period of thirty (30) days proceeding such termination, to exercise his Option as to all or any part of the Shares, including shares of stock as to which such Option would not otherwise be exercisable.

Terms of Exercise

         The Plan provides that the Plan Options granted thereunder shall be exercisable from time to time in whole or in part, unless otherwise specified in the agreement representing the Plan Options or by the Committee or by the Board of Directors. Each Plan Option may be exercised in whole or in part at any time during the period from the date of the grant until the end of the period covered by the Plan Option period.

         The Plan provides that, with respect to Incentive Stock Options, the aggregate fair market value (determined as of the time the option is granted) of the shares of Common Stock, with respect to which Incentive Stock Options are first exercisable by any option holder during any calendar year (including all incentive stock option plans of the Company, any parent or any subsidiaries which are qualified under Section 422 of the Internal Revenue Code of 1986) shall not exceed $100,000.

Exercise Price

         The purchase price for shares subject to Incentive Stock Options must be at least 100% of the fair market value of the Company's Common Stock on the date the option is granted, except that the purchase price must be at least 110% of the fair market value in the case of an Incentive Stock Option granted to a person who is a "10% stockholder." A "10% stockholder" is a person who owns (within the meaning of Section 422(b)(6) of the Internal Revenue Code of 1986) at the time the Incentive Stock Option is granted, shares possessing more than 10% of the total combined voting power of all classes of the outstanding shares of the Company, any parent or any subsidiaries. The Plan provides that fair market value shall be determined by the Board or the Committee in accordance with procedures which it may from time to time establish. If the purchase price is paid with consideration other than cash, the Board or the Committee shall determine the fair value of such consideration to the Company in monetary terms.

         The exercise price of Non-Qualified Options shall be determined by the Board of Directors or the Committee but not less than 55% of the fair market value (but in no event less than the par value) of one share of the Company's Common Stock on the date the Option is granted.

         The per share purchase price of shares subject to Plan Options granted under the Plan may be adjusted in the event of certain changes in the Company's capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of Plan Options granted under the Plan.

Manner of Exercise

         Plan Options are exercisable under the Plan by delivery of written notice to the Company stating the number of shares with respect to which the Plan Option is being exercised, together with full payment of the purchase price therefor. Payment shall be in cash, checks, certified or bank cashier's checks, promissory notes secured by the Shares issued through exercise of the related Options, shares of Common Stock or in such other form or combination of forms which shall be acceptable to the Board of Directors or the Committee, provided that any loan or guarantee by the Company of the purchase price may only be made upon resolution of the Board or Committee that such loan or guarantee is reasonably expected to benefit the Company.

Option Period

         All Incentive Stock Options shall expire on or before the tenth (10th) anniversary of the date the option is granted except as limited above. Non-Qualified Options shall expire ten (10) years and one (1) day from the date of grant unless otherwise provided under the terms of the option grant.**

Termination

         All Plan Options are nonassignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee. If an optionee shall die (i) while an employee of the Corporation or a Subsidiary or (ii) within three months after termination of his employment with the Corporation or a Subsidiary because of his disability, or retirement or otherwise, his or her Options may be exercised, to the extent that the optionee shall have been entitled to do so on the date of his death or such termination of employment, by the person or persons to whom the optionee's right under the Option pass by will or applicable law, or if no such person has such right, by his executors or administrators, at any time, or from time to time.

         In the event of termination of employment because of his death while an employee or because of disability, his Options may be exercised not later than the expiration date specified in the Plan or one year after the optionee's death, whichever date is earlier, or in the event of termination of employment because of retirement or otherwise, not later than the expiration date specified in the Plan or one year after the optionee's death, whichever date is earlier.

         If an optionee's employment by the Corporation or a Subsidiary shall terminate because of his disability and such optionee has not died within the following three months, he may exercise his Options, to the extent that he shall have been entitled to do so at the date of the termination of his employment, at any time, or from time to time, but not later than the expiration date specified in Paragraph 5 hereof or one year after termination of employment, whichever date is earlier.

         If an optionee's employment shall terminate by reason of his retirement in accordance with the terms of the Corporation's tax-qualified retirement plans if any, or with the consent of the Board or the Stock Option Committee or involuntarily other than by termination for cause, and such optionee has not died within the following three months, he may exercise his Option to the extent he shall have been entitled to do so at the date of the termination of his employment, at any time and from to time, but not later than the expiration date specified in the Plan or thirty (30) days after termination of employment, whichever date is earlier. Termination for cause is defined by the Plan to mean;
(i) termination of employment for cause as defined in the optionee's Employment Agreement or (ii) in the absence of an Employment Agreement for the optionee, termination of employment by reason of the optionee's commission of a felony, fraud or willful misconduct which has resulted, or is likely to result, in substantial and material damage to the Corporation or a Subsidiary, all as the Board of Directors or the Committee in its sole discretion may determine.

         If an optionee's employment shall terminate for any reason other than death, disability, retirement or otherwise, all right to exercise his Option shall terminate at the date of such termination of employment absent specific provisions in the optionee's Option Agreement.

Modification and Termination of Plans

         The Board of Directors or Committee may amend, suspend or terminate the Plan at any time. However, no such action may prejudice the rights of any optionee who has prior thereto been granted options under this Plan. Further, no amendment to this Plan which has the effect of (a) increasing the aggregate number of Shares subject to this Plan (except for adjustments due to changes in the Company's capitalization), or (b) changing the definition of "Eligible Person" under this Plan, may be effective unless and until approved by the Shareholders of the Company in the same manner as approval of this Plan is required. Any such termination of the Plan shall not affect the validity of any Plan Options previously granted thereunder. Unless the Plan shall theretofore have been suspended or terminated by the Board of Directors, the Plan shall terminate on June 15, 2007.

Federal Income Tax Effects

         The following discussion applies to the Plan and is based on federal income tax laws and regulations in effect on December 31, 1997. It does not purport to be a complete description of the federal income tax consequences of the Plan, nor does it describe the consequences of state, local or foreign tax laws which may be applicable. Accordingly, any person receiving a grant under the Plan should consult with his own tax adviser.

         The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         An employee granted an Incentive Stock Option does not recognize taxable income either at the date of grant or at the date of its timely exercise. However, the excess of the fair market value of Common Stock received upon exercise of the Incentive Stock Option over the Option exercise price is an item of tax preference under Section 57(a)(3) of the Code and may be subject to the alternative minimum tax imposed by Section 55 of the Code. Upon disposition of stock acquired on exercise of an Incentive Stock Option, long-term capital gain or loss is recognized in an amount equal to the difference between the sales price and the Incentive Stock Option exercise price, provided that the option holder has not disposed of the stock within two years from the date of grant and within one year from the date of exercise. If the Incentive Stock Option holder disposes of the acquired stock (including the transfer of acquired stock in payment of the exercise price of an Incentive Stock Option) without complying with both of these holding period requirements ("Disqualifying Disposition"), the option holder will recognize ordinary income at the time of such Disqualifying Disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the Incentive Stock Option is exercised (the value six months after the date of exercise may govern in the case of an employee whose sale of stock at a profit could subject him to suit under Section 16(b) of the Securities Exchange Act of
1934) or the amount realized on such Disqualifying Disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on how long the shares are held. In the event of a Disqualifying Disposition, the Incentive Stock Option tax preference described above may not apply (although, where the Disqualifying Disposition occurs subsequent to the year the Incentive Stock Option is exercised, it may be necessary for the employee to amend his return to eliminate the tax preference item previously reported). The Company and its subsidiaries are not entitled to a tax deduction upon either exercise of an Incentive Stock Option or disposition of stock acquired pursuant to such an exercise, except to the extent that the Option holder recognized ordinary income in a Disqualifying Disposition.

         If the holder of an Incentive Stock Option pays the exercise price, in full or in part, with shares of previously acquired Common Stock, the exchange should not affect the Incentive Stock Option tax treatment of the exercise. No gain or loss should be recognized on the exchange, and the shares received by the employee, equal in number to the previously acquired shares exchanged therefor, will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. The employee will not, however, be able to utilize the old holding period for the purpose of satisfying the Incentive Stock Option statutory holding period requirements. Shares received in excess of the number of previously acquired shares will have a basis of zero and a holding period which commences as of the date the Common Stock is issued to the employee upon exercise of the Incentive Stock Option. If an exercise is effected using shares previously acquired through the exercise of an Incentive Stock Option, the exchange of the previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

         In respect to the holder of Non-Qualified Options, the option holder does not recognize taxable income on the date of the grant of the Non-Qualified Option, but recognizes ordinary income generally at the date of exercise in the amount of the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise. However, if the holder of Non-Qualified Options is subject to the restrictions on resale of Common Stock under Section 16 of the Securities Exchange Act of 1944, such person generally recognizes ordinary income at the end of the six-month period following the date of exercise in the amount of the difference between the option exercise price and the fair market value of the Common Stock at the end of the six-month period. Nevertheless, such holder may elect within 30 days after the date of exercise to recognize ordinary income as of the date of exercise. The amount of ordinary income recognized by the option holder is deductible by the Company in the year that income is recognized.

Restrictions Under Securities Laws

         The sale of the Shares must be made in compliance with federal and state securities laws. Officers, directors and 10% or greater shareholders of the Company, as well as certain other persons or parties who may be deemed to be "affiliates" of the Company under the Federal Securities Laws, should be aware that resales by affiliates can only be made pursuant to an effective Registration Statement, Rule 144 or any other applicable exemption. Officers, directors and 10% and greater stockholders may also be subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.

                            DESCRIPTION OF SECURITIES

         The Company is authorized to issue 50,000,000 shares of Common Stock, par value $.001 per Share, and 2,500,000 shares of Preferred Stock, $.001 per Share. As of the date hereof, there were 2,827,545 shares of Common Stock issued and outstanding and no shares of Preferred Stock outstanding.

Common Stock
------------

         The Company is authorized to issue up to 50,000,000 shares ("Shares") of Common Stock, $.001 par value, per share, of which 3,789,285 Shares are issued and outstanding as of the date hereof. The holders of shares of Common Stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, after payment to creditors and holders of any outstanding shares of Preferred Stock, the assets of the Company will be divided pro rata on a per Share basis among the holders of the Common Stock.

         Each share of Common Stock entitles the holders thereof, to one vote. Holders of Common Stock do not have cumulative voting rights which means that the holders of more than 50% of shares voting for the election of Directors can elect all of the Directors if they choose to do so, and in such event, the holders of the remaining shares will not be able to elect any Directors. The ByLaws of the Company require that only a majority of the issued and outstanding shares of Common Stock of the Company need be represented to constitute a quorum and to transact business at a shareholders' meeting. The Common Stock has no preemptive, subscription or conversion rights and is not redeemable by the Company.

Preferred Stock
---------------

         The Company is authorized to issue 2,500,000 shares of Preferred Stock, par value $.001 per share none of which are issued or outstanding. The Preferred Stock may be issued by resolutions of the Company's Board of Directors from time to time without any action of the stockholders. Such resolutions may authorize issuances of such Preferred Stock in one or more series and may fix and determine dividend and liquidation preferences, voting rights, conversion privileges, redemption terms and other privileges and rights of the shares of each authorized series. While the Company includes such Preferred Stock in its capitalization in order to enhance its financial flexibility, such Preferred Stock could possibly be used by the Company as a means to preserve control by present management in the event of a potential hostile takeover of the Company. In addition, the issuance of large blocks of Preferred Stock could possibly have a dilutive effect with respect to the existing holders of Common Stock of the Company.

NASD OTC Bulletin Board

         The Company's Common Stock is traded on the NASD Over the Counter Bulletin Board under the symbol "AMQC." As such, the Company's Common Stock is covered by a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently,the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary market.

Transfer Agent

         The Transfer Agent for the shares of Common Stock is Florida Atlantic Stock Transfer 7130 Nob Hill Road, Tamarac, Florida 33321.

                                  LEGAL MATTERS

         Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., 200 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, Florida 33301. Members of the firm own an aggregate of 10,000 Shares of Common Stock of the Company.

                                     EXPERTS

         The consolidated financial statements of the Company appearing in the Company's Form 10-SB Registration Statement, filed on April 24, 1998, have been audited by Pricher and Company, Independent Certified Public Accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Pricher and Company pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

                                 INDEMNIFICATION

         The Florida Business Corporation Act (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of Florida corporations. The Company's Articles of Incorporation (the "Articles") and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as express in the act and is therefore unenforceable.

         The Articles of Incorporation and Bylaws of the Company require the Company to indemnify its Directors and officers to the fullest extent permitted by the Business Corporation Act of the State of Florida.

         The above indemnification provisions notwithstanding, the Company is aware that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as express in the act and is therefore unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE
------   ---------------------------------------

         The documents listed in (a) through (c) below are incorporated by reference in the Registration Statement. All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

                  (a) The Registrant's Registration Statement filed on Form 10-SB, dated April 24, 1998, File No. 000-24083, April 24, 1998, effective June 23, 1998 and as amended from time to time.

                  (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended July 30, 1998 filed September 23, 1998.

                  (c) The Company's Annual Report on Form 10-KSB for the year ended April 30, 1998 filed September 23, 1998.

                  (d) The Description of the Common Stock of the Company which is contained in a Registration Statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

ITEM 4.  DESCRIPTION OF SECURITIES
------   -------------------------

         The class of securities to be offered hereby is registered under
Section 12 of the Securities Exchange Act of 1934, as amended. A description of the Registrant's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL
------   --------------------------------------

                  Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
------   -----------------------------------------

         The Florida Business Corporation Act (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of Florida corporations. The Company's Articles of Incorporation (the "Articles") and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as express in the act and is therefore unenforceable.

         The Articles of Incorporation and Bylaws of the Company require the Company to indemnify its Directors and officers to the fullest extent permitted by the Business Corporation Act of the State of Florida.

         The above indemnification provisions notwithstanding, the Company is aware that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as express in the act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED
------   -----------------------------------

         Inasmuch as the employees, executives, directors and consultants who received the Shares of the Company will be either knowledgeable, sophisticated or have access to comprehensive information relevant to the Company, such transaction was undertaken in reliance on the exemption from registration provided by Section 4(2) of the Act. Alternatively, the Company will rely upon the exemptions afforded by Regulation D under the Act. As a condition precedent to such grant, such security holders were required to express an investment intent and consent to the imprinting of a restrictive legend on each stock certificate to be received from the Registrant.

ITEM 8.  EXHIBITS
------   --------

Exhibit                             Description
-------                             -----------

4(a)              American Quantum Cycles, Inc. 1997 Stock Option Plan

4(b)              Amendment to 1997 Stock Option Plan

(5) Opinion of Atlas, Pearlman, Trop & Borkson, P.A. relating to the issuance of shares of Common Stock pursuant to the above agreement

(24.1) Consent of Atlas, Pearlman, Trop & Borkson, P.A. included in the opinion filed as exhibit (5) hereto

(24.2)            Consent of independent certified public accountants

ITEM 9.  UNDERTAKINGS
------   ------------

         (1)      The undersigned Registrant hereby undertakes:

                  (a) To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (b) That, for the purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melbourne and the State of Florida, on the 22nd day of September 1998.

                                         AMERICAN QUANTUM CYCLES, INC.


                                         By: /s/ Richard Hagen
                                             -----------------------------------
                                             Richard Hagen
                                             Chairman of the Board of Directors,
                                             Chief Executive Officer,
                                             Chief Financial Officer
                                             and President

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                            TITLE                                              DATE
---------                                            -----                                              ----

                                                     Chairman of the
                                                     Board of Directors,
/s/ Richard Hagen                                    Principal Executive Officer,
-------------------------------                      Principal Financial Officer                        September 22, 1998
Richard Hagen                                        and President


/s/ Jim Cheal                                        Vice President
-------------------------------                      and Director                                       September 22, 1998
Jim Cheal


/s/ Douglas Paik                                     Vice President
-------------------------------                      and Director                                       September 22, 1998
Douglas Paik


/s/ Jeffrey W. Starke                                Vice President
-------------------------------                      and Director                                       September 22, 1998
Jeffrey W. Starke


/s/ Denise O'Brien
-------------------------------
Denise O'Brien                                       Director                                           September 22, 1998



                                      II-4




/s/ Gary Irving                                      Acting Chief Operating Officer
-------------------------------
Gary Irving                                                                                            September 22, 1998


/s/ Linda Condon                                     Principal Accounting Officer                      September 22, 1998
-------------------------------
Linda Condon

                                  EXHIBIT INDEX

                          AMERICAN QUANTUM CYCLES, INC.
                          -----------------------------


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------

4(a)              American Quantum Cycles, Inc. 1997 Stock Option Plan

4(b)              Amendment to 1997 Stock Option Plan

(5)               Opinion of Atlas, Pearlman, Trop & Borkson, P.A.
                  relating to the issuance of shares of Common Stock pursuant to the Amended 1997 Stock Option Plan

(24.1)            Consent of Atlas, Pearlman, Trop & Borkson, P.A.
                  included in the opinion filed as exhibit (5) hereto

(24.2)            Consent of independent certified public accountants